EXHIBIT 10(iii)(A)

SEVERANCE AGREEMENT

AGREEMENT made this 16th day of December 2011, effective January 1, 2012 (the “Effective Date”), by and between Drew Industries Incorporated, a Delaware corporation (collectively, including its subsidiaries and affiliates, referred to as “Drew”) and Joseph S. Giordano III (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive has been an officer of Drew since 2003, and has made substantial contributions to the development and success of Drew; and

WHEREAS, Drew and the Executive entered into a Severance Agreement effective January 1, 2009 which expires on December 3, 2011; and

WHEREAS, Drew and the Executive have agreed on certain salary and benefits to be provided to the Executive if his employment with Drew is terminated as provided herein,

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed as follows:

1.             Payment on Termination.

1.1           In the event that (i) Drew terminates the Executive’s employment by Drew without Cause after the Effective Date and prior to December 31, 2014, or (ii) the Executive’s salary as of the Effective Date is reduced or adversely modified in any material respect as a result of an involuntary diminution of his title, status or responsibilities, other than (x) for Cause or (y) in accordance with a salary reduction made applicable to all “named executive officers” disclosed in Drew’s Proxy Statement or (iii) without the Executive’s voluntary written consent, the Executive’s employment location is transferred to a site more than twenty five (25) miles further from the Executive’s residence on the date hereof (“Relocation”), and the Executive elects to terminate his employment as a result of such Relocation and continues his employment until the Relocation, in any of such events Drew shall pay and provide to the Executive the following salary and benefits:

1.1.1           An amount equal to the greater of the annual salary paid to the Executive as of (i) the Effective Date or (ii) the date the termination of employment is effective (the “Termination Date”); and

1.1.2           All benefits and perquisites provided to the Executive as of the first day of the year in which the Termination Date occurs, excluding stock options.

1.1.3           For purposes of this Agreement, the term “Cause” shall have the meaning ascribed to it in the standard agreement with respect to stock-based awards granted pursuant to the Drew Industries Incorporated Equity Award and Incentive Plan, as Amended and Restated.

1.2           Payment of salary and provision of benefits shall be made for a period of twelve (12) months commencing with the first day of the month following the month in which the Termination Date occurs, in accordance with the customary payroll and benefits practices of Drew.

1.3           All stock-based awards granted to the Executive, other than awards granted under a long-term incentive plan, which have not vested as of the Termination Date shall immediately vest and become exercisable pursuant to the terms thereof; provided, however, that the Compensation Committee may, in its discretion, accelerate awards granted under a long-term incentive plan.

1.4           In the event that applicable laws or regulations prohibit Drew from providing any of the foregoing benefits, or result in penalties or excess tax imposed on Drew, Drew may withhold same and will pay the Executive in lieu thereof an amount equal to the cost incurred by the Executive to replace the benefits withheld.

1.5           Drew’s obligation to provide, and the Executive’s right to receive, any of the salary and benefits described in this Section are conditioned on and are in consideration for (i) the Executive’s release of any claims he may have against Drew in connection with his employment or otherwise; and (ii) the Executive’s continued compliance with all obligations he may have to Drew.

1.6           All payments made by Drew to the Executive under this Agreement shall be net of any applicable taxes (local, state, federal or otherwise) or other required or voluntary withholding or deductions.

1.7           The Executive shall not be required to mitigate the amount of any payment or benefit provided under this Agreement by seeking other employment or otherwise; nor shall the amount of any payment or benefit provided for under this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer or by any other benefits received by the Executive from another employer.

1.8           In the event of the death of the Executive while he is employed by Drew after the Effective Date, Drew shall continue to pay and provide to the beneficiary or heir of the Executive the salary and benefits which the Executive would have been entitled to receive for a period of twelve (12) months from the date of death.

2.             Compliance.

2.1           Drew and the Executive intend that the provisions of this Agreement shall comply in all respects with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code).  Accordingly, notwithstanding anything in this Agreement to the contrary, all elections to defer, distributions, and all other aspects of this Agreement, shall be made in compliance with Section 409A of the Code and any regulations or other guidance thereunder. To the extent required, this Agreement will be revised and amended in order to comply with the provisions of Section 409A of the Code, as amended from time to time, and any regulations or guidance thereunder as described in Notice 2008-13 or other guidance thereunder.

2.2           In no event shall the Executive receive any awards which are deemed to be deferred compensation under the provisions of Section 409A of the Code, unless all aspects of such awards meet the requirements of Section 409A of the Code.

2.3           All salary and benefits, in whatever form, payable pursuant to this Agreement shall be subject in all respects to the terms, provisions and conditions of the Drew Industries Incorporated Equity Award and Incentive Plan, as Amended and Restated, as amended from time to time.

3. Non-Competition.  While he is employed by Drew, and for a period of two (2) years from the Termination Date (the “Restricted Period”), the Executive will not, directly or indirectly, undertake or perform services in or for, or render services to, participate in, or have financial interest in, or engage in, any business competitive to that of the business of Drew or solicit for employment or employ any employee of Drew. For purposes hereof, a business shall be deemed competitive if it is conducted in any geographic or market area in which Drew is engaged in business during the Restricted Period and involves the development, design, manufacture, marketing, packaging, sale, use in production or otherwise, or distribution of any products developed, designed, manufactured, sold or distributed, or the offering of any services offered, by Drew, whether on the date hereof or as of the Termination Date including, but not limited to, products for the manufactured housing (including park and office models), modular housing, recreational vehicle, truck caps, buses, and boat and other specialty utility trailer industries; and the Executive will be deemed directly or indirectly to engage in such business if the Executive, or any member of his immediate family participates in such business, or in any entity engaged in or which owns such business, as an officer, director, employee, consultant, partner, individual proprietor, manager or as an investor who has made any loans, contributed to capital stock or purchased any stock; the Executive will not, at any time, utilize any trade names or corporate names used by Drew, or any derivatives of such names, in any business competitive to that of the business of Drew, nor any patent, trademark, trade name, service mark, logo, copyright or similar intellectual property, whether or not registered, of any of Drew.  The foregoing, however, shall not be deemed to prevent the Executive from investing in securities if such class of securities in which the investment is made is listed on a national securities exchange or is of a company registered under Section 12(g) of the Securities Act of 1934 and, if the company in which such investment is made competes with any of Drew, such investment represents less than one (1%) per cent of the outstanding securities of such class.

4.             Notices.

4.1           All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, telegram, facsimile or other standard form of telecommunication, or by registered or certified post-paid mail, return receipt requested, and addressed as follows, or to such other address as any party may notify the other in accordance with the provisions hereof:

To Drew:	Drew Industries Incorporated
200 Mamaroneck Avenue
White Plains, New York 10601
Attention: President and CEO
Telephone:  (914) 428-9098
Telecopy:  (914) 428-4581

To the Executive:	Joseph S. Giordano III
20 Douglas Lane
New Fairfield, CT 06812
Telephone:  (203) 746-1453

5.             Additional Provisions.

5.1           This Agreement does not constitute a contract of employment or impose on Drew or the Executive any obligation to continue the Executive’s employment.

5.2           This Agreement shall inure to the benefit of and be binding upon Drew, its successors and assigns, and the Executive, his heirs, executors, administrators and legal representatives.

5.3           This Agreement shall not be terminated, voluntarily or involuntarily, by the liquidation or dissolution of Drew or by the merger or consolidation of Drew with or into another corporation.

5.4           Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision, or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

 5.5           This Agreement shall be governed by the internal laws of the State of New York without giving effect to principles of conflicts of law.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in White Plains, New York over any suit, action or proceeding arising out of or relating to this Agreement.  Each party hereby irrevocably waives to the fullest extent permitted by law, (i) the right to a trial by jury; (ii) any objection that they may now or hereafter have to the venue of any such suit, action or proceeding brought in any such court; or (iii) any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Final judgment in any suit, action or proceeding brought in any such court shall be conclusive and binding upon each party duly served with process therein and may be enforced in the courts of the jurisdiction of which either party or any of their property is subject, by a suit upon such judgment.

5.6           This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which shall be deemed to be one and the same instrument.

5.7           In the event of any proceeding involving a claim or dispute arising under this Agreement, the prevailing party (by motion, on the merits, or otherwise) shall be entitled to recover, in addition to any remedy awarded in such proceeding, all costs and expenses, including actual attorneys fees, incurred by the prevailing party in such proceeding.

5.8           The headings of this Agreement are for the convenience of reference only and shall not affect in any manner any of the terms and conditions hereof.

(Signature Page Follows)

IN WITNESS. WHEREOF, Drew has caused these presents to be signed by its duly authorized officer, and the Executive has hereunto set his hand the day and year first above written.

DREW INDUSTRIES INCORPORATED By:__________________________________
__________________________________ Joseph S. Giordano III